Exhibit 99.1

FROM:	Porter, Le Vay & Rose, Inc.
Michael J. Porter, President
212-564-4700

COMPANY	John Aglialoro
CONTACT:	Chairman and CEO
508-533-4300

FOR IMMEDIATE RELEASE

CYBEX ANNOUNCES

TWO LITIGATION MATTERS FINALIZED

MEDWAY, MA, January 17, 2007 - Cybex International, Inc. (NASDAQ: CYBI), a leading exercise equipment manufacturer, has announced that two litigation matters are now complete. The Free Motion patent litigation is being dismissed with prejudice pursuant to a settlement agreement between the parties. As part of the settlement, Cybex is receiving a license of certain Free Motion patents and is paying an upfront license fee. Cybex also indicated that the amount of the judgment in the Kirila matter has been finally determined by the Court and has been fully satisfied by the Company.

While Cybex has not completed its analysis of whether the above litigation events will result in an increase to its litigation reserves, it anticipates that any increase to the reserve would result in a pre-tax charge of less than $200,000, and would be recognized in the quarter ended December 31, 2006.

Cybex International, Inc. is a leading manufacturer of premium exercise equipment for commercial and consumer use. The CYBEX product line includes a full range of both strength training and cardio training machines sold worldwide under the CYBEX brand. Products and programs are designed and engineered to reflect the natural movement of the human body, assisting each unique user – from the professional athlete to the first-time exerciser – to improve daily human performance. For more information on CYBEX and its product line, please visit the Company’s website at www.cybexinternational.com.

This news release may contain forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made above. These include, but are not limited to, competitive factors, technological and product developments, market demand, economic conditions, the resolution of litigation involving the Company, and the ability of the Company to comply with the terms of its credit facilities. Further information on these and other factors which could affect the Company’s financial results can be found in the Company’s previously filed Report on Form 10-K, its Reports on Form 10-Q, its Current Reports on Form 8-K, and its proxy statement dated April 4, 2006.

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